Exhibit 99.1

NEWS RELEASE

MARKEL CORPORATION 4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen. VA 23058-2009 (804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL REPORTS STRONG GROWTH IN BOOK VALUE

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, April 28, 2004—Markel Corporation (NYSE—MKL) reported net income of $4.29 per diluted share for the quarter ended March 31, 2004 compared to net income of $3.70 per diluted share for the same period of 2003. The combined ratio was 96% for both quarters ended March 31, 2004 and 2003. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “During the quarter, we increased book value per share by $9.32. We achieved our goal to build shareholder value with excellent investment returns and continued underwriting profitability. These strong results included $30 million of reserve increases at Markel International on 1997 to 2001 casualty business. Market conditions are stable and continue to provide us with excellent underwriting opportunities in most lines of business.”

In evaluating its operating performance, the Company focuses on core underwriting and investing results (core operations) before consideration of realized gains or losses and amortization expenses (these measures do not replace operating income (loss) or net income (loss) computed in accordance with generally accepted accounting principles as a measure of profitability). The Company believes that this measure provides meaningful information about the performance of its core underwriting and investing activities. The Company’s definition of core operations may not be comparable to that used by other companies. Following is a comparison of 2004 and 2003 results on a per diluted share basis, except for book value per common share outstanding (shares in thousands).

	Quarter Ended
	March 31,
	2004	2003
Core operations	$3.80	$3.44
Realized gains	.49	.43
Amortization expense	—	(.17)

Diluted net income	$4.29	$3.70

Weighted average diluted shares	9,857	9,856

	March 31, 2004	December 31, 2003
Book value per common share outstanding	$149.70	$140.38

Common shares outstanding	9,851	9,847

First quarter income from core operations was $3.80 per share in 2004 compared to $3.44 per share for 2003. The increase was primarily due to higher net investment income and higher underwriting profits in the Excess and Surplus Lines and Specialty Admitted segments partially offset by prior years’ loss reserve development in the London Insurance Market segment during the first quarter of 2004.

Book value increased 7% to $149.70 per share primarily as a result of $42.3 million of net income and a $53.0 million increase in net unrealized investment gains, net of taxes, for the quarter ended March 31, 2004.

Comprehensive income was $94.3 million for the first quarter of 2004 compared to $18.7 million for the same period of 2003. The improvement was primarily due to a significant increase in the market value of the Company’s investment portfolio during the first quarter of 2004 compared to a decline in market value during the same period of 2003. Comprehensive income for the first quarter of 2004 includes $1.1 million of losses from currency translation adjustments, net of taxes, compared to gains of $2.0 million for the same period of 2003. The Company attempts to match assets and liabilities in original currencies to mitigate the impact of currency volatility.

	-Quarterly Combined Ratio Analysis-
	Quarter Ended March 31,
	2004	2003
Excess and Surplus Lines	83%	88%
Specialty Admitted	92%	98%
London Insurance Market	119%	103%
Other	132%	223%
Consolidated	96%	96%

While the combined ratio was 96% in both quarters ended March 31, 2004 and 2003, the Company’s underwriting profit increased 14% to $19.0 million in 2004 from $16.7 million in 2003 as a result of higher earned premium in 2004. The continued improvement in underwriting performance for the Excess and Surplus Lines and Specialty Admitted segments was partially offset by loss development in the London Insurance Market segment during the quarter ended March 31, 2004.

The combined ratio for the Excess and Surplus Lines segment improved for the quarter ended March 31, 2004 primarily due to favorable development of prior years’ loss reserves and strong pricing.

The Specialty Admitted segment produced improved underwriting results for the quarter ended March 31, 2004 compared to the same period of 2003 primarily due to lower current year losses.

The underwriting loss for the London Insurance Market segment for the quarter ended March 31, 2004 was $30.9 million compared to $3.8 million for the same period of 2003. The first quarter of 2004 included $30.0 million of loss reserve increases for adverse development from 1997 to 2001 on U.S. casualty reinsurance, financial institution risks and general and professional liability exposures most of which are no longer written.

The Other underwriting loss for the quarter ended March 31, 2004 was $2.3 million compared to $8.3 million for the same period of 2003.

While most of the Company’s insurance operations continue to achieve rate increases compared to the prior year, rate increases have begun to slow and, in certain lines of business, rates have declined. Lines of business which have experienced rate declines include large direct and reinsurance property accounts, aviation, energy and marine war accounts. Despite these rate reductions, the Company believes that the rates being obtained on these books of business are still at levels that support underwriting profit targets. The Company is committed to maintaining adequate pricing and will not sacrifice its goal of underwriting profitability in order to maintain premium growth. As a result, premium volume may vary when the Company alters its product offerings to maintain or improve underwriting profitability.

	-Premium Analysis- Quarter Ended March 31, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2004	2003	2004	2003
Excess and Surplus Lines	$362,269	$365,609	$275,454	$236,674
Specialty Admitted	61,738	57,738	62,745	54,658
London Insurance Market	211,046	199,690	160,007	134,238
Other	29,802	21,699	7,186	6,783

Total	$664,855	$644,736	$505,392	$432,353

Gross written premium for the quarter ended March 31, 2004 increased 3%, slightly below the Company’s anticipated 2004 gross premium growth of 5% to 10%. In total, gross written premium for the Excess and Surplus Lines and Specialty Admitted segments for the quarter ended March 31, 2004 was flat compared to the same period of 2003. Gross written premium on property business decreased $20 million due to increased market competition. Gross written premium on the casualty book of business at the Investor’s Brokered Excess and Surplus Lines unit decreased $15 million due to the Company’s decision to re-underwrite and re-price this business in response to prior years’ loss reserve development during 2003. These decreases were offset by new programs and growth in other casualty business in these two segments. The increase in gross written premium for the London Insurance Market segment was primarily due to movement in foreign currency rates since 2003.

Net investment income for the first quarter of 2004 was $48.7 million compared to $45.2 million in the prior year. In the first quarter of 2004, a larger investment portfolio offset lower investment yields.

In the first quarter of 2004, the Company recognized $7.4 million of net realized gains compared to $6.5 million of net realized gains in 2003. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

For the quarter ended March 31, 2004, the Company’s effective tax rate was 32% compared to 33% for 2003.

At March 31, 2004, the Company’s investment portfolio increased 3% to $5.5 billion from $5.3 billion at December 31, 2003. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $323.9 million at March 31, 2004 compared to $270.8 million at December 31, 2003. Equity securities were $1.1 billion, or 19% of the total investment portfolio, at March 31, 2004 compared to $968.8 million, or 18%, at December 31, 2003. Net cash provided by operating activities was approximately $55 million for the quarter ended March 31, 2004 compared to approximately $104 million for the same period in 2003.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding the Company’s business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on the Company and the insurance industry. The Company’s anticipated premium growth is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. The Company is legally required to offer terrorism insurance and has attempted to manage its exposure. However, in the event of a covered terrorist attack, the Company could sustain material losses. Changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with the Company’s asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. The Company recently completed a review of claims processes at the Investors Brokered Excess and Surplus Line unit. The Company continues to closely monitor this unit and discontinued lines and related reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede the Company’s ability to charge adequate rates and efficiently allocate capital. Economic conditions, interest rates and foreign exchange rate volatility can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities. The Company’s premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company’s reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

The quarterly conference call, which will involve discussion of the first quarter financial results and may include forward-looking information, will be held Thursday, April 29, 2004 at approximately 10:30 a.m. Eastern Daylight Savings Time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until Friday, May 7, 2004, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s corporate web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, May 7, 2004.

The webcast, the conference call and the content and permitted replays or rebroadcasts thereof, are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast, or published in whole or in part without the express written consent of Markel Corporation.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

	Three Months Ended March 31,
	2004	2003
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$505,392	$432,353
Net investment income	48,663	45,233
Net realized gains from investment sales	7,393	6,471

Total Operating Revenues	561,448	484,057

OPERATING EXPENSES
Losses and loss adjustment expenses	326,334	280,019
Underwriting, acquisition and insurance expenses	160,063	135,636
Amortization of intangible assets	—	2,629

Total Operating Expenses	486,397	418,284

Operating Income	75,051	65,773
Interest expense	12,881	11,395

Income Before Income Taxes	62,170	54,378
Income tax expense	19,894	17,945

Net Income	$42,276	$36,433

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities, net of taxes
Net holding gains (losses) arising during the period	$57,854	$(15,529)
Less reclassification adjustments for gains included in net income	(4,805)	(4,206)

Net unrealized gains (losses)	53,049	(19,735)
Currency translation adjustments, net of taxes	(1,063)	1,984

Total Other Comprehensive Income (Loss)	51,986	(17,751)

Comprehensive Income	$94,262	$18,682

NET INCOME PER SHARE
Basic	$4.29	$3.70
Diluted	$4.29	$3.70

Selected Data	March 31,	December 31,
(dollars and shares in thousands, except per share data)	2004	2003
Total investments and cash	$5,491,141	$5,349,952
Reinsurance recoverable on paid and unpaid losses	1,778,086	1,770,607
Intangible assets	357,317	357,317
Total assets	8,753,729	8,532,233
Unpaid losses and loss adjustment expenses	5,085,483	4,929,713
Unearned premiums	1,087,772	1,060,188
Convertible notes payable	91,750	90,601
Senior long-term debt	521,983	521,510
8.71% Junior Subordinated Debentures	150,000	150,000
Total shareholders’ equity	1,474,701	1,382,279
Book value per share	$149.70	$140.38
Common shares outstanding	9,851	9,847

Markel Corporation

Segment Reporting Disclosures

For the Quarters Ended March 31, 2004 and 2003

Segment Gross Written Premium

	Quarter Ended March 31,
(dollars in thousands)	2004	2003
Excess and Surplus Lines	$362,269	$365,609
Specialty Admitted	61,738	57,738
London Insurance Market	211,046	199,690
Other	29,802	21,699

Consolidated	$664,855	$644,736

Segment Net Written Premium

	Quarter Ended March 31,
(dollars in thousands)	2004	2003
Excess and Surplus Lines	$278,001	$255,695
Specialty Admitted	58,341	53,467
London Insurance Market	177,682	147,720
Other	24,557	18,081

Consolidated	$538,581	$474,963

Segment Revenues

	Quarter Ended March 31,
(dollars in thousands)	2004	2003
Excess and Surplus Lines	$275,454	$236,674
Specialty Admitted	62,745	54,658
London Insurance Market	160,007	134,238
Investing	56,056	51,704
Other	7,186	6,783

Consolidated	$561,448	$484,057

Reconciliation of Segment Profit (Loss)

to Consolidated Operating Income

	Quarter Ended March 31,
(dollars in thousands)	2004	2003
Excess and Surplus Lines	$47,059	$27,803
Specialty Admitted	5,177	989
London Insurance Market	(30,935)	(3,756)
Investing	56,056	51,704
Other	(2,306)	(8,338)
Amortization of Intangible Assets	—	(2,629)

Consolidated	$75,051	$65,773

Combined Ratios

	Quarter Ended March 31,
	2004	2003
Excess and Surplus Lines	83%	88%
Specialty Admitted	92%	98%
London Insurance Market	119%	103%
Other	132%	223%
Consolidated	96%	96%

######